Exhibit 10.2

SYSTEM1, INC.

2022 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE FOR NON.-U.S. PARTICIPANTS

System1, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice for Non-U.S. Participants (this “Grant Notice”), subject to the terms and conditions of the System1, Inc. 2022 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement for Non-U.S. Participants attached hereto as Exhibit A, including any additional terms and conditions applicable (as the case may be) for Participant’s country set forth in the appendix attached thereto as Exhibit B (the “Appendix” and, together, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Number of RSUs:

Vesting Commencement Date:

Vesting Schedule:

[Twenty-five percent (25%) of the RSUs will vest on the first anniversary of the Vesting Commencement Date, and one-sixteenth (1/16th) of the RSUs will vest on each quarterly anniversary of the Vesting Commencement Date thereafter, in each case, subject to Participant’s continued status as a Service Provider through the applicable vesting date.][1]

[Twenty-five percent (25%) of the RSUs will vest on the first anniversary of the Vesting Commencement Date, and one-twelfth (1/12th) of the RSUs will vest on each quarterly anniversary of the Vesting Commencement Date thereafter, in each case, subject to Participant’s continued status as a Service Provider through the applicable vesting date.][2] [_______][3]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Agreement and the Plan. Participant has reviewed this Grant Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Grant Notice, the Agreement or the Plan.

[1]	Note to Draft: Use for new hires.
[2]	Note to Draft: Use for refresh grants.
[3]	Note to Draft: Vesting schedule to be customized for RSUs granted in respect of VCUs.

[Signature Page to Restricted Stock Unit Grant Notice]

SYSTEM1, INC.	PARTICIPANT

By: ______________________________
Name: ______________________________	[Participant Name]
Title: _______________________________

If Participant is located in any of the EU/EEA/UK, by accepting this Agreement and providing an additional signature below, Participant declares that Participant expressly agrees with the data privacy provisions and data processing practices described in Section 4.3 of the Restricted Stock Unit Agreement for Non-U.S. Participants, and consents to the collection, processing and use of Data by the Company and the transfer of such Data to the recipients mentioned therein, including recipients located in countries which [do]/[may] not provide an adequate level of protection from a European/UK data protection law perspective, for the purposes described therein. Participant understands that providing his or her signature below is a condition of receiving the grant of RSUs contemplated by this Grant Notice, and that the Participant acknowledges that he/she/they may forfeit the applicable RSUs if a signature is not obtained (or is subsequently revoked). Participant understands that he/she/they may withdraw any consent granted herein at any time with future effect for any or no reason as described therein.

2

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to receive any Share or other payment in respect of an RSU unless and until the RSU has vested.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Nature of Grant1.5 . By accepting the RSUs, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of RSUs is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the RSUs and the underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the RSUs and the underlying Shares, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any);

(i) unless otherwise agreed with the Company, the RSUs and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection, with any service Participant may provide as a director of any Subsidiary;

(j) for purposes of the RSUs, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or its Subsidiaries and affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any), and Participant’s right to vest in the RSUs under the Plan, if any, will automatically terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or services agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s RSU grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(k) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the underlying Shares; and

(l) neither the Company nor any of its Subsidiaries and affiliates shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture. The RSUs will vest according to the vesting schedule set forth in the Grant Notice, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole vested RSU has accumulated. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any).

2.2 Settlement.

(a) RSUs that vest will be paid through the delivery of the underlying Shares as soon as administratively practicable after the vesting of the applicable RSUs, but in no event later than sixty (60) days following the date on which the applicable RSUs vest.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws or an applicable provision of the Plan until the earliest date on which the Company reasonably determines that the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)).

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed the tax consequences of the RSUs to Participant and the transactions contemplated by the Grant Notice and this Agreement with Participant’s own tax advisors. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its Subsidiaries or affiliates, or any of their respective officers, directors, employees or agents.

3.2 Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, any Subsidiary or affiliate employing or engaging Participant (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

3.3 Tax Withholding3.1 . Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring Participant to make a payment in a form acceptable to the Company; (ii) withholding from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Service Recipient; (iii) withholding from proceeds of the sale of the Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); (iv) withholding from the Shares to be issued to Participant upon settlement of the RSUs [, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold a number of underlying Shares equal to the amount of the Tax-Related Items, as applicable, unless the use of such withholding method is problematic under Applicable Laws or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (iii) above]4; or (v) any other method of withholding determined by the Company and permitted by Applicable Laws.

The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares), or if not refunded,

[4]	Note to Draft: Insert for any non-U.S. Section 16 officers.

Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the local tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue or deliver the underlying Shares, or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs and the underlying Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The RSUs and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Data Privacy.

(a) Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing Participant’s participation in the Plan. The legal basis, where required, for the processing of such Data is Participant’s consent provided herein.

(b) Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated entities (collectively, “E*TRADE”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Company and E*TRADE are based in the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis for the transfer of such Data, where required, is Participant’s consent provided herein.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary/compensation from or service relationship will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the RSUs or other awards or administer or maintain such awards, and the RSUs will be forfeited.

(f) Data Subject Rights. Participant may have a number of rights under data privacy laws depending on his or her jurisdiction, including the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company’s data privacy officer at [INSERT EMAIL ADDRESS OR CONTACT INFO].

4.4 Appendix. The RSUs shall be subject to the additional terms and conditions set forth in the Appendix applicable to Participant’s country, if any. Moreover, if Participant relocates to one of the countries included in the Appendix during the life of the RSUs, the terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Appendix constitutes part of this Agreement to the extent applicable.

4.5 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address and legal-notices@system1.com. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or its non-U.S. equivalents or when delivered by a nationally recognized express shipping company.

4.6 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, or to require Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

4.7 Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the terms and conditions of this Agreement and the Plan. If Participant has received this Agreement or any other documents related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.8 Electronic Delivery and Participation. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including via E*TRADE.

4.9 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.10 Conformity to Applicable Laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any underlying Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of such underlying Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the underlying Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the underlying Shares. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the underlying Shares.

4.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.13 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit or Appendix attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.14 Severability. If any portion of the Grant Notice or this Agreement, or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.15 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.16 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or its Subsidiary or affiliate, or interferes with or restricts in any way the rights of the Company and its Subsidiaries and affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary or affiliate, on the one hand, and Participant, on the other hand.

4.17 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.18 Governing Law; Venue. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of litigating any dispute that arises under the RSUs, the underlying Shares or this Agreement, the parties to this Agreement hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted exclusively in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts, where the grant of RSUs is made and/or to be performed.

4.19 Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

4.20 Exchange Control, Foreign Asset/Account and/or Tax Reporting. Participant acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect Participant’s ability to acquire or hold the Shares or cash received from participating in the Plan (including the receipt of any dividends paid on such Shares and the proceeds from the sale of such Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations and that Participant should speak to his or her personal tax, legal and financial advisor on this matter.

4.21 Insider Trading/Market Abuse. Participant acknowledges that, depending on the broker’s country or where the underlying Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to accept, acquire, sell or otherwise dispose of such Shares, rights to such Shares (e.g., RSUs) or rights linked to the value of such Shares during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.

* * * * *

Exhibit B

APPENDIX

TO

RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Restricted Stock Unit Agreement for Non-U.S. Participants.

TERMS AND CONDITIONS

This Appendix contains additional terms and conditions that govern the RSUs granted under the Plan to a Participant who resides and/or works in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers work relationship and/or residency after the RSUs are granted, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

NOTIFICATIONS

This Appendix also contains information regarding certain other issues of which Participant should be aware with respect to his/her/their participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, Participant should not rely on the information in this Appendix as the only source of information relating to the consequences of his/her/their participation in the Plan, because the information may be out of date at the time Participant vests in the RSUs or sells the Shares acquired pursuant thereto.

The information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his/her/their country may apply to his/her/their situation.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers work relationship and/or residency after the RSUs contemplated by any Grant Notice are granted, or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant in the same manner.

1

CANADA

TERMS AND CONDITIONS

Form of Settlement. Notwithstanding any discretion of the Administrator to settle vested RSUs in cash, Shares or a combination of both as described in Section 9.9 of the Plan, vested RSUs shall be settled to Participant through the delivery of underlying Shares only.

Termination as a Service Provider. The following provisions replace in its entirety Section 1.4(j) of the Restricted Stock Unit Agreement for Non-U.S. Participants:

For purposes of the RSUs, Participant’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any) as of the date that is the earlier of (i) the date of Participant’s termination as a Service Provider, and (ii) the date Participant receives notice of termination as a Service Provider. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his/her/their right to participate in the Plan, if any, will terminate effective as of the last day of his/her/their minimum statutory notice period, but Participant will not earn or be entitled to any pro-rated vesting if the vesting date falls after the end of his/her/their statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

The following provisions apply if Participant resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement, à la présente convention.

Data Privacy. The following provisions supplement Section 4.3 of the Restricted Stock Unit Agreement for Non-U.S. Participants:

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Company and its Subsidiaries and affiliates to disclose and discuss such information with their advisors. Participant also authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in Participant’s employment file.

2

NOTIFICATIONS

Securities Law Information. Participant is permitted to sell any Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Canada and otherwise complies with all applicable securities laws.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares acquired under the Plan) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. Unvested RSUs must be reported (generally, at nil cost) on Form 11351 if the C$100,000 cost threshold is exceeded due to other foreign specified property Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 must be filed with Participant’s annual tax return by April 30 of the following year for every year during which his or her foreign specified property exceeds C$100,000. Participant should consult with his/her/their personal tax advisor to determine the specific reporting requirements.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares or from the receipt of any dividends paid on such Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for complying with applicable reporting requirements.

Foreign Asset/Account Reporting Information. If Participant’s acquisition of the underlying Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, Participant will need to report the acquisition when Participant files his or her tax return for the relevant year. A qualified participation is attained only in the unlikely event (i) Participant owns at least 1% of the Company and the value of the Shares acquired exceeds €150,000, or (ii) Participant holds Shares exceeding 10% of the total capital of the Company.

HUNGARY

There are no country-specific provisions.

ISRAEL

TERMS AND CONDITIONS

The following terms and conditions apply to Participant only if Participant is or becomes an employee of the Company or a Subsidiary or affiliate by the time the RSUs vest:

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Settlement of RSUs and Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the RSUs. Participant is required to maintain such Shares acquired in an account at a broker designated by the Company, and any such Shares deposited into the account cannot be transferred out of the account unless and until they are sold.

If the Shares are immediately sold upon settlement of the RSUs, Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant agrees to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of such Shares, the Company agrees to pay Participant the cash proceeds from the sale of such Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

NOTIFICATIONS

Securities Law Information. This offer of RSUs does not constitute a public offering under the Securities Law, 1968.

NETHERLANDS

There are no country-specific provisions.

POLAND

NOTIFICATIONS

Exchange Control Information. If Participant holds foreign securities (including any Shares issued pursuant to vested RSUs) and maintains accounts abroad, Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, Participant must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.

UNITED KINGDOM

TERMS AND CONDITIONS

Form of Settlement. Notwithstanding any discretion of the Administrator to settle vested RSUs in cash, Shares or a combination of both as described in Section 9.9 of the Plan, vested RSUs shall be settled to Participant through the delivery of the underlying Shares only. This provision is without prejudice to the application of Section 3.3 of the Restricted Stock Unit Agreement for Non-U.S. Participants.

Tax Withholding. The following provisions supplement Section 3.3 of the Restricted Stock Unit Agreement for Non-U.S. Participants:

Without limitation to Section 3.3, Participant hereby agrees that he/she/they is liable for any Tax-Related Items and hereby covenants to pay such Tax-Related Items, as and when requested by the Company, the Service Recipient or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax or relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and/or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on Participant’s behalf.

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Notwithstanding the above, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute an additional benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be due and payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Service Recipient the amount of any employee NICs due on this additional benefit, which the Company and/or the Service Recipient may recover at any time thereafter by any of the means referred to in Section 3.3.

Section 431 Election. As a condition of participation in the Plan and the vesting and settlement of the RSUs, Participant agrees that he/she/they is required to enter into a joint election with the Company or, if different, the Service Recipient pursuant to Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (or such other election as the Company may direct for the same purpose) electing that the fair market value of the underlying Shares to be acquired on settlement of the RSUs be calculated as if they were not “restricted securities.” Participant must enter into the form of election attached to this Appendix concurrent with the execution of the Agreement.

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United Kingdom

Section 431 Joint Election Form

Joint Election under s431 ITEPA 2003

for full disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

1. Between

the Employee	[insert name of Employee]

whose National Insurance Number is	[insert employee Nat. Ins. Number]

and

the Company (who is the Employee’s employer)	System1, Inc.

of Company Registration Number	[INSERT]

2. Purpose of Election

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the purposes of income tax and National Insurance contributions (“NICs”), the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. Additional income tax will be payable as a result of this election (with PAYE withholding and NICs being applicable where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that income tax/NICs that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the income tax/NICs due by reason of this election. Should this be the case, there is no income tax/NICs relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3. Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities	[insert number]

Description of securities	Common Stock

Name of issuer of securities	System1, Inc.

To be acquired by the Employee on or after the date of this Election under the terms of the System1, Inc. 2022 Incentive Award Plan.

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4. Extent of Application

This election disapplies S.431(1) ITEPA: All restrictions attaching to the securities.

5. Declaration

This election will become irrevocable upon the later of its signing/acceptance and the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

[The Employee acknowledges that, by clicking on the “ACCEPT” box, the Employee agrees to be bound by the terms of this election.]

OR:

[The Employee acknowledges that, by signing this election, the Employee agrees to be bound by the terms of this election.

___________________________________	__/___ /_________
Signature (Employee)	Date

The Company acknowledges that, by signing this election or arranging for the scanned signature of an authorised representative to appear on this election, the Company agrees to be bound by the terms of this election.

___________________________________	__/___ /_________
Signature (for and on behalf of the Company) Date	Date
___________________________________
Position in company]

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.

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